Exhibit 11.1

CODE OF CONDUCT

1. CONTENTS

Message from our CEO	3
1. Introduction	4
2. Our Values	5
2.1 People First	5
2.1.1 A safe work environment	5
2.1.2 Our Suppliers and Business Partners	6
2.2 Respect and Care	6
2.2.1 Our relationship with the Community	6
2.2.2 Our relationship with the Environment	6
2.2.3 Respecting Human Rights	7
2.3 Ethical Management and Innovation	7
2.3.1 Inclusive work environment	7
2.3.2 Repudiating acts of Corruption and Undue Advantage	8
2.3.3 Gifts, Presents, and Hospitality	8
2.3.4 Donations & Sponsorship	8
2.3.5 Conflicts of Interest	9
2.3.6 Aura’s Resources & Registrations	9
2.3.7 Aura’s Image	10
2.3.8 Information Security	10
2.3.9 Honesty and Transparency in Business	11
3. Reporting and Investigation	12
4. Consequence Management	13
5. Applicable Legislation	14
6. Defined Terms	15
7. Terms of Acceptance	17

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MESSAGE FROM OUR CEO

Dear friends,

Welcome to the new Aura Code of Conduct.

We are all responsible for building the Aura we want . This construction is collaborative, it is a daily commitment, based on the interaction we all have with colleagues, customers, authorities, suppliers, and everyone else whom we interact with.

The new Code of Conduct is a natural and necessary evolution of our Aura 360 culture . HOW we do it is as important as WHAT we do, and it is essential that we remain faithful to the values that brought us here.

Our new Code seeks, in a clear and simple way, to establish principles that should guide us in everything we do at Aura . Commitment to the most advanced ethical standards attracts the best and most diverse professionals, efficient suppliers, and loyal investors . There is no other way to go if we want to continue being the best at what we do.

If you become aware of or witness any misconduct by Employees or Third Parties, contact us through the Ethics Channel. The channel is strictly confidential and can be accessed via the telephone number or website indicated in this Code, depending on the business unit.

Our culture is recognized for bringing a broad and careful look at the impacts and benefits of everything we do. I am counting on you so that, also in ethics, we can be an example of the positive changes we want for the world.

Sincerely,

Rodrigo Barbosa

CODE OF CONDUCT

1.	INTRODUCTION

Aura Minerals Inc. is a mining company focused on development and operation of gold, copper and base metal projects in the Americas.

Our culture, represented by Aura 360, presents a broad and careful look at the impacts and benefits of everything we do, starting with our Employees, the Community and the Environment, all the way to the Company itself.

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CODE OF CONDUCT

2.	OUR VALUES

Aura’s Code of Conduct aims to consolidate and present the principles and standards of conduct that Aura expects from its Employees, Administrators, Suppliers, and Business Partners, based on the values that guide the Company’s entire operation.

The Code is a document of principles and, therefore, does not seek to cover all of our Employees’ daily actions in detail. If you have any questions about any topic related to the Code, do not hesitate to contact the Compliance team.

Therefore, the Code applies to all Aura operations and they are also responsible for disclosing it and ensuring that it is practiced by all of the Company’s Employees.

The rules contained in this Code shall be observed by all Aura professionals, regardless of hierarchical level or location. No person has the power to breach or request that another person breaches any provision of the Code.

The Company’s Suppliers and Business Partners must also read and abide by the terms of the Code.

THE ETHICS CHANNEL

The Aura Ethics Channel, which was created in 2019, is managed by an independent company and is equipped to receive reports and complaints from all our units in Brazil, Colombia, Honduras, Mexico, and the United States of America. The channel is available to all stakeholders and, if desired, guarantees full anonymity in filing reports and complaints.

The Aura Ethics Channel can be accessed via a website or by telephone. Failure to comply with the principles of this Code may lead to the adoption of disciplinary measures applicable to Aura Employees and its Suppliers. If you become aware of any violation of this Code, contact us through the Ethics Channel.

2.1	PEOPLE FIRST

2.1.1	A SAFE WORK ENVIRONMENT

At Aura, people always come first because health, safety, and quality of life are non-negotiable. Aura is committed to providing a safe and healthy work environment for everyone. Compliance with applicable occupational health and safety laws and regulations in each of its operations is non-negotiable, while we seek constant management improvement to ensure the highest safety standards.

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CODE OF CONDUCT

All Employees must be aware of the health and safety risks related to their activities, and shall refuse to perform tasks that may pose an uncontrolled risk to their health or safety.

Aura’s operational activities, especially those performed in mines, require Employees to be attentive and to be properly trained and regulated. Therefore, when carrying out their professional activities, Employees are strictly prohibited from using or being under the influence of alcohol or drugs.

2.1.2	OUR SUPPLIERS AND BUSINESS PARTNERS

We consider mutual respect between the parties, honesty, and transparency to be essential for fair negotiations. For this reason, relationships with Suppliers and Business Partners are always guided by quality, cost efficiency, technical and financial reliability, integrity, and respect for applicable legislation, as well as best practices regarding fair competition, anti-monopoly, and anti-dumping.

It is essential for Aura that its Suppliers and Business Partners are guided by the same ethical principles, safety and respect for the environment and the community that guide the Company’s operations.

In addition to this Code, Suppliers and Business Partners shall observe the Anti-Bribery and Anti-Corruption Policy and the Human Rights Policy, which are available on the Aura website.

2.2	RESPECT AND CARE

2.2.1	OUR RELATIONSHIP WITH THE COMMUNITY

We seek to interact with the communities where we operate in a harmonious and respectful way, protecting their traditions, culture, and values, as well as the environment, applicable laws, and best market practices regarding social responsibility. To this end, Aura seeks to actively collaborate with the communities’ local development to generate a positive and sustainable impact, seeking to understand how its activities can affect the environment and members of the community in which it operates, addressing the identified risks and impacts.

Aura supports the United Nations Declaration on the Rights of Indigenous People and the principle of Free, Prior and Informed Consent (FPIC), and counts on the active participation of all communities and indigenous people in the direct influence area at all stages of our projects, as well as in all decision-making that influences their culture and traditions.

2.2.2	OUR RELATIONSHIP WITH THE ENVIRONMENT

Understanding and working to mitigate environmental impacts is Aura’s commitment. This ethical and sustainable relationship with the environment covers all stages of the projects, from operation planning to completion. With its robust and comprehensive Environmental Management System (SIGA), Aura’s approach goes beyond legal aspects, it encompasses responsibilities from the initial stages to the post-closure of operations. We have a strong Environmental Management System (SIGA) that goes beyond merely legal matters, encompassing strategic issues for preserving the environment. Topics such as Climate Change, Water Management, Monitoring Geotechnical Structures, Biodiversity Protection, and Responsible Waste Management are intrinsically incorporated into our purpose, which is to operate in a sustainable manner, responsibly using natural resources and observing the possible effects in the communities’ lives.

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CODE OF CONDUCT

All Aura Employees and Suppliers shall perform their activities and duties in accordance with applicable laws and industry standards related to preventing environmental impacts.

2.2.3	RESPECTING HUMAN RIGHTS

Aura is committed to carrying out its operations in a manner that is consistent with the Universal Declaration of Human Rights, the laws of the countries in which it operates, the UN Guiding Principles on Business and Human Rights, the UN Declaration on the Rights of Indigenous People, the Responsible Gold Mining Principles (RGMPs), and the World Gold Council’s Conflict-Free Gold Standard.

To achieve this commitment, Aura actively seeks to evaluate actions in its operations that may be harmful to human rights, working together with external stakeholders to identify the main challenges in its projects, and, more specifically, in places where mining operations, construction and restoration, either take place or are being planned.

Aura does not tolerate any type of work similar to slavery or child labor in its operations that violate local and international legislation, nor does it condone Suppliers who use this type of labor.

For more information, refer to our Human Rights Policy.

2.3	ETHICAL MANAGEMENT AND INNOVATION

2.3.1	INCLUSIVE WORK ENVIRONMENT

Aura seeks to maintain respect for everyone, regardless of their cultural differences, disabilities, gender, color, ethnicity, nationality, religious or political beliefs, sexual orientation, and gender identity, as well as any other condition. Individual opinions of all parties shall be respected, as long as they do not harm each other’s dignity.

We are committed to creating a work environment where people from all backgrounds are welcomed.

This commitment is reflected in Aura’s position of condoning no form of Moral or Sexual Harassment, abuse of power, discrimination, prejudice, racism, homophobia, machismo, intimidation, hostility, and embarrassment of any kind.

If you are a victim of or witness any of these types of situations, do not remain silent, report it through the Ethics Channel.

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CODE OF CONDUCT

2.3.2	REPUDIATING ACTS OF CORRUPTION AND UNDUE ADVANTAGE

Corruption is the act of giving, promising, offering, facilitating, or authorizing the direct or indirect transfer of Something of Value to a Public Agent or Business Partner.

Corruption diverts resources and undermines the integrity of government decisions, strengthening cycles of lack of trust and generating damage for the Company. It also violates the principles of corporate governance in internal processes, generating losses, damage to reputation, and others. Actions of this nature are expressly prohibited by Aura’s principles and the laws of the places in which we operate.

Aura also prohibits payment of facilitation fees, which are understood as transfers of small amounts to Public Agents so that they can conduct their functions.

When dealing with Public Agents, Aura Employees shall observe the provisions of the Anti-Bribery and Anti-Corruption Policy. Any and all relationships with governmental entities and/or Public Agents shall be duly documented and available for future consultation.

Aura also repudiates receiving or offering Anything of Value to competitors or Business Partners. Administrators, Employees and Suppliers have the duty to conduct their negotiations in an ethical and transparent manner.

2.3.3	GIFTS, PRESENTS, AND HOSPITALITY

For the purposes of the Code of Conduct, gifts and/or presents are low economic value items and are generally distributed as a courtesy. Hospitality, in turn, includes expenses involving transportation, meals, lodging, entertainment, courses, and other benefits granted to public or private agents.

Receiving or offering gifts, presents, or other benefits to third parties shall be limited to US$100, or equivalent value in local currency. Benefits exceeding this amount shall be refused and returned. When it is not possible to refuse and return them, they shall be forwarded to the Compliance area.

Invitations to events, trips to workshops and similar events shall be reported to the line leadership for evaluation and approval.

Offering Gifts, Presents and Hospitality to Public Agents shall be approved by the Compliance area and is subject to the laws of the location of the transaction and Aura’s Anti-Corruption guidelines.

2.3.4	DONATIONS & SPONSORSHIP

One of the ways to support local communities is through strategic partnerships with local governments, non-governmental entities, or individuals. Through these partnerships, the Company contributes to communities by transferring financial, intellectual, or material resources or services – formalized as donations or sponsorships.

These activities shall follow the guidelines set forth in the Donations and Sponsorship Policy to ensure that their purpose is being achieved and that Aura’s resources are being used for fostering the development of the communities in which it operates. As described in the policy, any donation or sponsorship shall be previously approved by Senior Management and the Compliance area.

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CODE OF CONDUCT

We emphasize, however, that Aura does not engage in partisan political acti-vities and makes no donations to parties or candidates in any location. Employees who wish to take part in this process shall do so individually, without involving the Company’s name or resources, outside their work location and hours. Furthermore, employees who fit into the politically exposed person concept shall notify the Com-pliance area immediately.

2.3.5	CONFLICTS OF INTEREST

A conflict of interest arises when an Employee’s personal interests affect (or have the potential to affect) his or her objectivity and independence on a given topic. Common examples of conflicts of interest include:

•	Pursue business opportunities for personal gain or to benefit close family or friends by using internal Aura’s information;

•	Have direct or indirect investment in companies that were contracted as Aura Suppliers;

•	Have external jobs or affiliations that affect or interfere with the work performed for the Company;

•	Offer and act to secure employment at Aura to relatives, friends or romantic partners;

•	Affective relations between Employees with direct or indirect hierarchical subordination.

Any situation that may represent a conflict of interest, including situations not included in the above-mentioned examples, must be reported. In the case of emotional relations with a co-worker, the involved Employees shall inform the fact to the Human Resources department.

In situations where Aura Employees, whether Employees or Suppliers, are involved in hiring processes and have a conflict of interest, the Compliance area shall be immediately informed.

In the event of a conflict of interest of a member of Aura’s governing bodies, such as the Board of Directors and the Ethics Committee, the person in conflict shall inform the body regarding the situation, decline the right to vote, and leave the room during the discussions on the matter of conflict.

2.3.6	AURA’S RESOURCES & REGISTRATIONS

Using Aura’s resources and systems, such as equipment, materials, and records, must be done conscientiously and responsibly, during working hours, and solely for corporate purposes.

Aura Employees shall protect the Company’s assets from loss, damage, theft, misuse, and waste.

Proven cases of fraud, theft, and intentional damage to Aura’s assets and records shall not be tolerated, such as forging documents (measurement reports, supplier invoices, invoices, tampering with documents for reimbursement), improper accounting, and manipulating systems (clocking systems, materials weighing scales, internal monitoring circuits, turnstiles).

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CODE OF CONDUCT

Aura’s financial records shall follow internal guidelines, applicable laws, regulations, and governance and accounting rules and principles in a manner that fully and accurately reflects the Company’s transactions.

If you become aware of any case of fraud within Aura, contact us through the Ethics Channel.

2.3.7	AURA’S IMAGE

Aura understands the importance of the role of the press in building a well-informed society, as well as in building its public image. For this reason, only authorized people may speak publicly on Aura’s behalf.

Aura Employees’ behavior on social media also affects the company’s image.

For this reason, it is important to remember that:

•	Disclosure of any information about Aura by its Employees and Suppliers shall follow each business unit’s internal guidelines.

•	Disclosure of confidential information (such as texts, images, screenshots of systems and presentations that show non-public data about Aura, such as its business, financial performance, results, or outlook) is strictly prohibited.

•	Discrimination, harassment, and abuse on social networks or instant messaging applications, even when unrelated to the Company, violate Aura’s principles and values, and are therefore prohibited.

Posting any content corresponding to Aura shall be previously authorized. Any action that may reflect negatively on Aura’s image and reputation is subject to disciplinary action.

If you become aware of any act that is harmful to the Company’s image, contact us through the Ethics Channel.

2.3.8	INFORMATION SECURITY

Attention to storing, using, and disclosing sensitive information is everyone’s responsibility and involves attitudes that must be adopted in everyday life, such as:

•	Do not leave confidential information accessible in places such as desks, printers, common areas, or places with easy public access;

•	Only use official corporate means of communication (e.g. network infrastructure, email, telephone, etc.) to store and send confidential information; and

•	Verify that all Employees and/or Business Partners to be involved in communications with confidential content have the appropriate authority and authorization to receive or share such information

Disclosure of non-public information is subject to internal disciplinary measures and legal actions.

Employees shall use technological resources and information provided by the Company in an ethical, professional, secure, and legal manner. Using Aura’s equipment and means of communication (telephones, email, internet and others) for personal purposes should be restricted to the minimum necessary. The Company’s devices may not, under any circumstances, be used to transmit or receive offensive, aggressive, or discriminatory information, pornographic content, or political or religious content.

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CODE OF CONDUCT

In any operation, Aura Employees should have no expectation of privacy in personal or professional activities performed on Aura equipment. The company reserves the right to track all user access to any computer systems or resources; These records will be available to system administrators and to anyone approved by them for review upon request.

2.3.9	HONESTY AND TRANSPARENCY IN BUSINESS

We know that free competition is essential for business. Aiming to conduct business in a fair, honest and transparent manner, Aura acts with integrity and fosters a business environment free from fraud and manipulation of any kind in contracts with the public or private sector.

Aura Employees must deal fairly with their Business Partners, Suppliers, and competitors. All procurement decisions shall be based exclusively on commercial considerations, such as quality, price, availability, service, reputation, and other factors that directly involve the product, service, asset, or provider.

Aura Employees are prohibited from taking advantage of anyone through illegal manipulation or concealment, abuse of privileged information, false statements of material facts, or any other intentional unfair dealing practice.

Aura is an open corporation whose shares are publicly traded, and, for this reason, its Employees and managers shall be aware of the imposition of commercial blocking periods, in accordance with the information disclosure policy.

Trading or encouraging others to trade the company’s securities or debt while possessing strategic information that has not been disclosed to the public is strictly prohibited. Information that may be considered strategic or confidential includes matters related to relevant analyses, mineral discoveries, financial results, stock splits, and corporate or capital market operations.

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CODE OF CONDUCT

3.	REPORTING AND INVESTIGATION

Cases of misconduct must be reported to the Ethics Channel, which can be accessed via the website or via the telephone number shown in this Code, depending on the business unit and/or plant.

Aura’s Ethics Channel is managed by an independent company and ensures anonymity for reports, which are forwarded directly to the Ethics Committee, who is responsible for reviews and recommendations. The channel was structured to ensure absolute confidentiality and protect the whistleblower’s anonymity. When filing a report, provide as much information as you have, for facilitating the investigation; All reports made will be analyzed and undergo a reliability assessment for defining how they are the treated.

The Ethics Committee is responsible for supervising internal investigations and defining sanctions applicable to employees, suppliers, and/or business partners. It comprises the Aura CEO, the Head of the Human Resources area, and the Head of the Compliance area.

Aura Administrators guarantee that those involved in internal investigations and whistleblowers who, in good faith, contribute information regarding any fact or attitude that violates the Code or current legislation, shall not suffer any type of retaliation, sanction, persecution, and/or any kind of embarrassment.

The whistleblower’s identity, if disclosed by him or her, will be strictly protected, and any act that directly or indirectly harms the whistleblower who, due to suspicion or certainty, reports actual or potential facts or conduct in violation of the rules set forth in laws or in the guidelines contained in the Code.

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CODE OF CONDUCT

3.	CONSEQUENCE MANAGEMENT

Cases of misconduct, whether performed by an Aura Employee or by one of its Suppliers, are subject to applying appropriate disciplinary measures, in accordance with local laws and agreements, after completion of the investigation process, considering the type of relationship between the parties. Applicable measures include:

FOR EMPLOYEES:

•	Warning

•	Training

•	Suspension

•	Dismissal

•	Reporting to authorities

FOR SUPPLIERS:

•	Activity and payment suspension until the investigation is completed

•	Termination of the contract

•	Payment retention

•	Legal Measures

This Code of Conduct shall be revised as expressly required, or at least every three years.

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CODE OF CONDUCT

5.	APPLICABLE LEGISLATION

Aura Employees are advised that they are subject to all applicable anti-bribery and anti-corruption laws, including the US Foreign Corrupt Practices Act (FCPA), the UK’s 2010 Bribery Act (UKBA), the Brazilian Penal Code , the Brazilian Anti-Corruption and Money Laundering Law (Law 12.846), the Mexican Federal Penal Code and Anti-Corruption in Public Contracts Law, the Canadian Anti-Corruption Act (CFPOA), the Honduras Penal Code and National Anti-Corruption Council Law, the OECD Convention on Combating Corruption of Foreign Public Officials in International Business Transactions, as well as any other local laws in all countries in which the Company conducts business (e.g. Federal, Regional, State, and Municipal laws).

Aura is also subject to labor laws and union agreements in the locations where it operates and always seeks to act in accordance with these regulations.

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6.	DEFINED TERMS

ADMINISTRATORS

Aura administrators are all those who hold positions on the Board of Directors, Supervisory Board, C-Level, and Executive Boards.

PUBLIC AGENTS

In addition to elected government representatives, public agents are considered: (a) an official, employee, civil servant, or representative of a government, a state-owned or mixed-capital, or any person who performs public functions on behalf of the above-mentioned entities; (b) a member of a legislature or committee, or an official engaged in performing public functions in accordance with applicable laws and regulations, to assist in performing public functions, such as modifying or drafting laws or regulations; (c) an employee of the Legislative, Executive or Judicial Branch, regardless of whether he or she is elected or appointed; (d) an officer or employee of a government agency or regulatory authority; (e) a leader or person who holds a position in a political party or who is running for a political office; (f) an individual holding any official, ceremonial, or other appointed or inherited position with a government or any of its agencies; (g) an official or employee of a public international organization, such as the United Nations, World Bank, or International Monetary Fund; (h) a person who is or poses as an intermediary acting on behalf of a government official; (i) a person who, although not a public official, is to be treated in the same way as a public official, as ordered by the applicable legislation; ( j) anyone who, although temporarily or with no remuneration, holds a public position, job or role.

SOMETHING OF VALUE

In addition to money, this includes gifts, meals, entertainment, sponsorships, donations, job openings, goods, or property. It may also include intangible benefits, such as privileged information that would be used to benefit the recipient of the information.

MORAL HARASSMENT

Exposing people to humiliating and embarrassing situations within the work environment in a repetitive and prolonged manner, whether through inappropriate words or gestures, malicious comments, rumors, bullying and intimidation that, ultimately, end up resulting in the employee being removed from professional relationships.

SEXUAL HARASSMENT

Embarrassing someone to obtain a sexual advantage or favor, placing the person in an unwanted sexual context. It occurs through inappropriate sexual advances, indecent comments, or obscene remarks, and is often associated with the promise or granting jobs, promotion, remuneration or special treatment in exchange for sexual favors. It also includes inappropriate or unwanted touching, as well as posting or sharing obscene images, objects, or materials.

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EMPLOYEES

Employees are all own employees and third-party employees who work within Aura’s operations, representing the Company or performing daily activities in executing the operations.

HUMAN RIGHTS

Human Rights are defined as the fundamental rights that humans have by virtue of being human, which are neither created nor can they be revoked by any government, company, or any other entity. Human rights include cultural, economic, and political rights, such as the right to life, freedom, education and equality under the Law, as well as the right to association, belief, freedom of expression, information, religion, movement, and nationality.

SUPPLIERS

Suppliers of goods and/or providers of services, including - but not limited to - consultants, agents, commercial representatives, political advisors, brokers, intermediaries, among others who do not take part in Aura’s daily and operational activities.

BUSINESS PARTNERS

Companies with whom Aura shares ownership of its brand or management of a specific project.

POLITICALLY EXPOSED PERSONS

All individuals who are holding or have held any relevant position, job or public function for the previous five years in Brazil or abroad, or if they have family members, representatives or close relations with persons in such conditions.

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7.	TERMS OF ACCEPTANCE

I,                                                                      , declare that, for all due purposes, have received a full copy of Aura’s Code of Conduct (“Code”), and am aware of the provisions of the document, as well as the existence of the Company’s Anti-Bribery and Anti-Corruption Policy, and the Human Rights Policy.

I declare that I have been informed of the obligation to comply with the Code in all situations and circumstances that are directly or indirectly linked to the activities conducted by Aura, and it is my responsibility to communicate, ensure understanding, and observe compliance with the values contained herein by my employees, partners, shareholders, board members, contractors, and subcontractors.

If I become aware of any violations of the Code, Aura policies, or applicable legislation, whether actual or intended, I hereby undertake to report this information.

PLACE AND DATE

FULL NAME

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